  EXHIBIT 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No(s). 333-172796 and 333-218297 on Form F-3, and in Registration Statement No(s). 333-226239, 333-227448 and 333-227794 on Form F-1, of our auditor’s report dated February 28, 2021, relating to the consolidated financial statements of Intellipharmaceutics International Inc. and its subsidiaries (the “Company”) for the years ended November 30, 2020, 2019, and 2018 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the conditions and events that raise substantial doubt on the Company’s ability to continue as a going concern) appearing in this Annual Report on Form 20-F dated March 31, 2021.

/s/ MNP LLP

Chartered Professional Accountants
Licensed Public Accountants
March 31, 2021
Toronto, Canada